Exhibit 99.1

**For Immediate Release**

For more information, contact: Joseph W. Kiley III, President and Chief Executive Officer Rich Jacobson, Executive Vice President and Chief Financial Officer (425) 255-4400

First Financial Northwest, Inc.
Reports First Quarter Net Income of $2.3 Million or $0.22 per Diluted Share

Renton, Washington – April 27, 2017 - First Financial Northwest, Inc. (the "Company") (NASDAQ GS: FFNW), the holding company for First Financial Northwest Bank (the "Bank"), today reported net income for the quarter ended March 31, 2017, of $2.3 million, or $0.22 per diluted share, compared to net income of $3.0 million or $0.29 per diluted share for the quarter ended December 31, 2016, and $1.8 million, or $0.14 per diluted share, for the quarter ended March 31, 2016.

The Company recorded a $200,000 provision for loan losses in the quarter ended March 31, 2017, compared to a $100,000 recapture of provision for loan losses in each of the quarters ended December 31, 2016, and March 31, 2016. The provision for loan losses in the most recent quarter was primarily due to growth in net loans receivable. The recaptures in 2016 were due to the continued improvement in the credit quality of the Company's loan portfolio and recoveries of amounts previously charged off, along with changes in outstanding net loans receivable between periods.

Net loans receivable increased to $838.8 million at March 31, 2017, from $815.0 million at December 31, 2016, and $717.5 million at March 31, 2016. Average balances of net loans receivable were $825.3 million for the quarter ended March 31, 2017, compared to $845.3 million for the quarter ended December 31, 2016, and $687.1 million for the quarter ended March 31, 2016.

"While we are pleased with the internally generated loan growth for the current quarter, the average balance of loans outstanding declined from the previous quarter due to loan payoffs received late in the quarter ended December 31, 2016, resulting in a decline in total interest income for the first quarter," stated Joseph W. Kiley III, President and Chief Executive Officer. "We are pleased to see our aircraft lending platform gain traction during the first quarter of 2017, as loan originations and our loan pipeline are increasing. In addition, I am pleased to report on the continued success of our deposit gathering efforts, as deposits increased to $734.7 million at March 31, 2017, from $717.5 million at December 31, 2016, and $668.6 million at March 31, 2016," continued Kiley. "Our branch office expansion efforts continue to contribute to this success. Our Mill Creek office opened on September 1, 2015, and it had deposits of $18.3 million at March 31, 2017. Our Edmonds office opened on March 21, 2016, and it had $17.0 million in deposits at March 31, 2017. An additional office in Renton opened on July 11, 2016, at The Landing, a rapidly growing area near the Boeing 737 plant and the soon to be completed Hyatt Regency at Southport at the south end of Lake Washington. At March 31, 2017, deposits in that office totaled $14.1 million. These new offices helped contribute to the growth in deposits of $17.2 million in the quarter ended March 31, 2017," continued Kiley.

"We continue to move forward prudently with expansion efforts based on our unique, state-of-the-art branch model implementing a smaller footprint, leveraging technology for efficient transaction flow, and incorporating the talent of our highly-skilled bankers," stated Kiley. "We have received regulatory approval to open a new branch office in the Crossroads area of Bellevue, Washington, and another at The Junction, a new, mixed use development in Bothell, Washington. The branches will be leased spaces in retail centers and are expected to open in the second quarter and fourth quarter of 2017, respectively," concluded Kiley.

On April 10, 2017, the Company announced that it had entered into a definitive agreement to purchase four bank branches located in Snohomish and King counties. In connection with the transaction, the Bank will assume approximately $102 million in deposits associated with the branches, based on deposits as of December 31, 2016, for a deposit premium of 3.125%, based on the deposit balance at the time the transaction closes. As of December 31, 2016, the deposits being acquired consisted of approximately 32% checking accounts, 51% savings and money market accounts, and 17% in certificates of deposit, carrying an aggregate cost of funds of approximately 0.56%. The final deposit composition and aggregate cost of funds will vary based on the composition of deposits acquired at the closing of the transaction.

Additional highlights for the quarter ended March 31, 2017:
•
The share repurchase plan approved on September 16, 2016, expired on March 17, 2017. No shares were repurchased during the quarter ended March 31, 2017. Over the course of the plan, a total of 1,133,777 shares were repurchased at an average price of $14.42 per share. The Company does not currently have a share repurchase plan in place.

•
Checking account deposits increased $5.8 million during the quarter ended March 31, 2017, an increase of 11.2% from December 31, 2016, and increased $17.0 million, or 41.8%, from checking deposits at March 31, 2016. Money market account deposits increased $13.6 million during the quarter ended March 31, 2017, an increase of 6.6% from December 31, 2016, and increased $10.8 million, or 5.2%, from money market deposits at March 31, 2016

•
Nonresidential commercial real estate loans increased $14.0 million and our commercial business loans increased $2.4 million during the quarter. In addition, our portfolio of aircraft loans increased to $2.8 million at March 31, 2017, compared to $400,000 at December 31, 2016.

•	The Company's book value per share was $12.84 at March 31, 2017, compared to $12.63 at December 31, 2016, and $12.52 at March 31, 2016.
•	The Bank's Tier 1 leverage and total capital ratios at March 31, 2017, were 11.6% and 15.6%, respectively, compared to 11.2% and 15.6% at December 31, 2016, and 11.8% and 16.8% at March 31, 2016.
Based on management's evaluation of the adequacy of the Allowance for Loan and Lease Losses ("ALLL"), there was a $200,000 provision for loan losses for the quarter ended March 31, 2017. The following items contributed to this provision during the quarter:
•	The Company's net loans receivable increased to $838.8 million at March 31, 2017, from $815.0 million at December 31, 2016, and $717.5 million at March 31, 2016.
•	There were no delinquent loans (loans over 30 days past due) at March 31, 2017, compared to $473,000 at December 31, 2016, and $1.4 million at March 31, 2016.
•	Nonperforming loans totaled $602,000 at March 31, 2017, compared to $858,000 at December 31, 2016, and $1.1 million at March 31, 2016.
•	Nonperforming loans as a percentage of total loans remained low at 0.07% at March 31, 2017, compared to 0.10% at December 31, 2016, and 0.14% at March 31, 2016.
The ALLL represented 1.31% of total loans receivable, net of undisbursed funds, at March 31, 2017, compared to 1.32% at December 31, 2016, and 1.30% at March 31, 2016. Nonperforming assets totaled $2.9 million at March 31, 2017, compared to $3.2 million at December 31, 2016, and to $4.5 million at March 31, 2016. The 35.3% decline in the Company's nonperforming assets from the prior year was due primarily to sales of properties and market value adjustments of Other Real Estate Owned ("OREO").

The following table presents a breakdown of our nonperforming assets:
	Mar 31,	Dec 31,	Mar 31,	Three Month	One Year
	2017	2016	2016	Change	Change
	(Dollars in thousands)
Nonperforming loans:
One-to-four family residential	$545	$798	$985	$(253)	$(440)
Consumer	57	60	69	(3)	(12)
Total nonperforming loans	602	858	1,054	(256)	(452)

OREO	2,281	2,331	3,405	(50)	(1,124)

Total nonperforming assets (1)	$2,883	$3,189	$4,459	$(306)	$(1,576)

Nonperforming assets as a
percent of total assets	0.27%	0.31%	0.47%
(1) The difference between nonperforming assets reported above, and the totals reported by other industry sources, is due to their inclusion of all Troubled Debt Restructured Loans ("TDRs") as nonperforming loans, although 99.6% of our TDRs were performing in accordance with their restructured terms at March 31, 2017. The remaining $109,000, or 0.4%, of TDRs that were nonperforming at March 31, 2017, are reported above as nonperforming loans.

The following table presents a breakdown of our OREO by county and property type at March 31, 2017:

	County
	Pierce	Kitsap	Mason	Total OREO	Number of Properties	Percent of Total OREO
	(Dollars in thousands)
OREO:
Commercial real estate (1)	$1,320	$456	$505	$2,281	5	100.0%

Total OREO	$1,320	$456	$505	$2,281	5	100.0%
(1) Of the five properties classified as commercial real estate, two are office/retail buildings and three are undeveloped lots.

OREO totaled $2.3 million at March 31, 2017, and at December 31, 2016, compared to $3.4 million at March 31, 2016, with the declining balances compared to the year ago period attributable to sales of properties and market value adjustments of OREO. We continue to actively market our OREO properties in an effort to minimize holding costs.

In circumstances where a customer is experiencing significant financial difficulties, the Company may elect to restructure the loan so the customer can continue to make payments while minimizing the potential loss to the Company. Such restructures must be classified as TDRs.

The following table presents a breakdown of our TDRs:
	Mar 31, 2017	Dec 31, 2016	Mar 31, 2016	Three Month Change	One Year Change
	(Dollars in thousands)
Nonperforming TDRs:
One-to-four family residential	$109	$174	$131	$(65)	$(22)

Total nonperforming TDRs	109	174	131	(65)	(22)

Performing TDRs:
One-to-four family residential	21,790	24,274	32,284	(2,484)	(10,494)
Multifamily	1,152	1,564	1,587	(412)	(435)
Commercial real estate	3,683	4,202	4,964	(519)	(1,281)
Consumer	43	43	43	0	0
Total performing TDRs	26,668	30,083	38,878	(3,415)	(12,210)
Total TDRs	$26,777	$30,257	$39,009	$(3,480)	$(12,232)

Net interest income for the first quarter of 2017 decreased to $8.9 million, compared to $9.3 million for the fourth quarter of 2016, but increased compared to $7.8 million in the first quarter of 2016, due primarily to the differences in average balances of loans receivable between the quarters.

Total interest income was down slightly to $11.0 million during the quarter ended March 31, 2017, compared to $11.4 million during the quarter ended December 31, 2016, but up significantly from $9.6 million in the quarter ended March 31, 2016. The increase from the prior year first quarter related primarily to growth in average balances in loans receivable, including continued growth in higher yielding construction and commercial real estate loans.

Total interest expense was $2.1 million for both the quarter ended March 31, 2017, and the quarter ended December 31, 2016, compared to $1.8 million for the quarter ended March 31, 2016. The higher level of interest expense in the most recent two quarters compared to the quarter ended March 31, 2016, was primarily the result of higher average deposit balances and Federal Home Loan Bank ("FHLB") advances that were utilized primarily to fund the growth in net loans receivable. Advances from the FHLB remained constant at $171.5 million at both March 31, 2017, and December 31, 2016, but increased from $91.5 million at March 31, 2016. A portion of this borrowing growth included the addition of $50 million in short term FHLB advances, concurrent with an interest rate swap for the same amount entered into in October 2016. Under the terms of the interest rate swap, the Bank committed to pay a fixed rate of 1.34% for five years on a notional amount of $50 million, and in exchange will receive a floating rate of return paid quarterly, based on three-month LIBOR for the five-year term of the agreement. At March 31, 2017, the value of this interest rate swap was $1.4 million. The Bank entered into this arrangement in its efforts to manage its interest risk, providing protection in a rising rate environment. The average cost of FHLB borrowings was 1.05% for the quarter ended March 31, 2017, compared to 0.83% for the quarter ended December 31, 2016, and 0.98% for the quarter ended March 31, 2016. Brokered certificates of deposit totaled $75.5 million at both March 31, 2017, and December 31, 2016, and $65.6 million at March 31, 2016.

The following table presents a breakdown of our total deposits (unaudited):

	Mar 31, 2017	Dec 31, 2016	Mar 31, 2016	Three Month Change	One Year Change
Deposits:	(Dollars in thousands)
Noninterest-bearing	$36,190	$33,422	$21,186	$2,768	$15,004
Interest-bearing demand	21,584	18,532	19,569	3,052	2,015
Statement savings	27,415	28,383	30,167	(968)	(2,752)
Money market	218,578	204,998	207,826	13,580	10,752
Certificates of deposit, retail	355,452	356,653	324,196	(1,201)	31,256
Certificates of deposit, brokered	75,488	75,488	65,612	-	9,876
Total deposits	$734,707	$717,476	$668,556	$17,231	$66,151

Our net interest margin was 3.64% for the quarter ended March 31, 2017, compared with 3.65% for the quarter ended December 31, 2016, and 3.46% for the quarter ended March 31, 2016. The increased level in the most recent two quarters compared to the quarter ended March 31, 2016, was due primarily to an increase in average balances of loans receivable and the decline in average balances of lower yielding interest earning deposits.

Noninterest income for the quarter ended March 31, 2017, totaled $535,000 compared to $790,000 in the quarter ended December 31, 2016, and $480,000 in the quarter ended March 31, 2016. The decrease from the quarter ended December 31, 2016, was due primarily to lower levels of pre-payment penalties and other loan related fees received in the current quarter.

Noninterest expense for the quarter ended March 31, 2017, increased to $6.1 million from $5.9 million in the quarter ended December 31, 2016, and $5.8 million in the quarter ended March 31, 2016. The increase in noninterest expense in the current quarter compared to the prior quarter was due primarily to higher salaries and employee benefits as a result of normal annual wage increases and the hiring of new employees to support the Company's growth initiatives. The increase in noninterest expense over the last year also reflects additional new full-time positions in support of our recently opened branches and new product lines. The efficiency ratio increased to 64.57% for the quarter ended March 31, 2017, compared to 57.96% for the quarter ended December 31, 2016, and improved compared to 69.88% for the quarter ended March 31, 2016. The change in the quarter ended March 31, 2017, compared to the quarter ended December 31, 2016, related to the increase in noninterest expenses and the decline in total income between periods, while the improvement compared to the quarter ended March 31, 2016, was due to the increase in total income in the current period, partially offset by higher noninterest expenses.

First Financial Northwest, Inc. is the parent company of First Financial Northwest Bank; a Washington State chartered commercial bank headquartered in Renton, Washington, serving the Puget Sound Region through its four full-service banking offices. We are a part of the ABA NASDAQ Community Bank Index and the Russell 3000 Index. For additional information about us, please visit our website at ffnwb.com and click on the "Investor Relations" link at the bottom of the page.

Forward-looking statements:
When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the "SEC"), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "believe," "will," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "plans," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts regarding future events many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause our actual results to differ materially from those described in the forward-looking statements, include, but are not limited to, the following: increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company's latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission – that are available on our website at www.ffnwb.com and on the SEC's website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2017 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, us and could negatively affect our operating and stock performance.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(Dollars in thousands, except share data)

(Unaudited)

Assets	Mar 31, 2017	Dec 31, 2016	Mar 31, 2016	Three Month Change	One Year Change

Cash on hand and in banks	$6,066	$5,779	$6,552	5.0%	(7.4)%
Interest-earning deposits with banks	20,007	25,573	21,706	(21.8)	(7.8)
Investments available-for-sale, at fair value	129,662	129,260	135,133	0.3	(4.0)
Loans receivable, net of allowance of $11,158, $10,951, and $9,471, respectively	838,768	815,043	717,483	2.9	16.9
Premises and equipment, net	18,912	18,461	18,166	2.4	4.1
Federal Home Loan Bank ("FHLB") stock, at cost	8,102	8,031	4,831	0.9	67.7
Accrued interest receivable	3,389	3,147	3,114	7.7	8.8
Deferred tax assets, net	2,907	3,142	3,917	(7.5)	(25.8)
Other real estate owned ("OREO")	2,281	2,331	3,405	(2.1)	(33.0)
Bank owned life insurance ("BOLI"), net	27,534	24,153	23,474	14.0	17.3
Prepaid expenses and other assets	2,892	2,664	1,462	8.6	97.8
Total assets	$1,060,520	$1,037,584	$939,243	2.2%	12.9%

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing deposits	$36,190	$33,422	$21,186	8.3%	70.8%
Interest-bearing deposits	698,517	684,054	647,370	2.1	7.9
Total deposits	734,707	717,476	668,556	2.4	9.9
Advances from the FHLB	171,500	171,500	91,500	0.0	87.4
Advance payments from borrowers for taxes and insurance	4,092	2,259	3,624	81.1	12.9
Accrued interest payable	237	231	106	2.6	123.6
Other liabilities	8,235	7,993	6,279	3.0	31.2
Total liabilities	918,771	899,459	770,065	2.1%	19.3%

Commitments and contingencies

Stockholders' Equity
Preferred stock, $0.01 par value; authorized 10,000,000 shares; no shares issued or outstanding	$-	$-	$-	n/a	n/a
Common stock, $0.01 par value; authorized 90,000,000 shares; issued and outstanding shares
11,035,791 at March 31, 2017, 10,938,251 at December 31, 2016, and
13,510,400 at March 31, 2016	110	109	135	0.9%	(18.5)%
Additional paid-in capital	98,186	96,852	132,564	1.4	(25.9)
Retained earnings, substantially restricted	50,702	48,981	43,954	3.5	15.4
Accumulated other comprehensive loss, net of tax	(1,042)	(1,328)	(140)	(21.5)	644.3
Unearned Employee Stock Ownership Plan ("ESOP") shares	(6,207)	(6,489)	(7,335)	(4.3)	(15.4)
Total stockholders' equity	141,749	138,125	169,178	2.6	(16.2)
Total liabilities and stockholders' equity	$1,060,520	$1,037,584	$939,243	2.2%	12.9%

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Consolidated Income Statements
(Dollars in thousands, except share data)
(Unaudited)

	Quarter Ended
	Mar 31, 2017	Dec 31, 2016	Mar 31, 2016	Three Month Change	One Year Change
Interest income
Loans, including fees	$10,027	$10,476	$8,727	(4.3)%	14.9%
Investments available-for-sale	845	830	675	1.8	25.2
Interest-earning deposits with banks	44	37	113	18.9	(61.1)
Dividends on FHLB Stock	82	66	47	24.2	74.5
Total interest income	10,998	11,409	9,562	(3.6)	15.0
Interest expense
Deposits	1,691	1,632	1,483	3.6	14.0
FHLB advances	445	473	298	(5.9)	49.3
Total interest expense	2,136	2,105	1,781	1.5	19.9
Net interest income	8,862	9,304	7,781	(4.8)	13.9
Provision (recapture of provision) for loan losses	200	(100)	(100)	(300.0)	(300.0)
Net interest income after provision (recapture of provision) for loan losses	8,662	9,404	7,881	(7.9)	9.9

Noninterest income
Net gain on sale of investments	-	17	-	(100.0)	n/a
BOLI income	201	203	165	(1.0)	21.8
Wealth management revenue	140	157	210	(10.8)	(33.3)
Other	194	413	105	(53.0)	84.8
Total noninterest income	535	790	480	(32.3)	11.5

Noninterest expense
Salaries and employee benefits	4,285	3,941	3,774	8.7	13.5
Occupancy and equipment	480	521	508	(7.9)	(5.5)
Professional fees	439	492	468	(10.8)	(6.2)
Data processing	240	211	190	13.7	26.3
Net gain on sale of OREO property	-	-	(1)	n/a	(100.0)
OREO market value adjustments	50	-	258	n/a	(80.6)
OREO related reimbursements, net	(10)	(5)	(20)	100.0	(50.0)
Regulatory assessments	96	101	120	(5.0)	(20.0)
Insurance and bond premiums	99	89	88	11.2	12.5
Marketing	48	49	36	(2.0)	33.3
Other general and administrative	341	451	352	(24.4)	(3.1)
Total noninterest expense	6,068	5,850	5,773	3.7	5.1
Income before federal income tax provision	3,129	4,344	2,588	(28.0)	20.9
Federal income tax provision	785	1,323	763	(40.7)	2.9
Net income	$2,344	$3,021	$1,825	(22.4)%	28.4%

Basic earnings per share	$0.23	$0.29	$0.14
Diluted earnings per share	$0.22	$0.29	$0.14
Weighted average number of common shares outstanding	10,319,722	10,357,634	12,744,694
Weighted average number of diluted shares outstanding	10,504,046	10,527,669	12,905,527

The following table presents a breakdown of our loan portfolio (unaudited):

	March 31, 2017		December 31, 2016		March 31, 2016
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Commercial real estate:
Multifamily:
Micro-unit apartments	$7,841	0.8%	$7,878	0.9%	$7,983	1.0%
Other multifamily	113,877	12.5	115,372	12.8	121,570	15.4
Total multifamily	121,718	13.3	123,250	13.7	129,553	16.4

Non-residential:
Office	101,369	11.1	101,688	11.3	84,156	10.7
Retail	105,233	11.5	106,294	11.8	90,149	11.4
Mobile home park	20,519	2.2	20,689	2.3	23,459	3.0
Warehouse	21,575	2.4	15,338	1.7	17,345	2.2
Storage	35,290	3.9	34,816	3.9	35,844	4.6
Other non-residential	33,733	3.7	24,869	2.8	7,993	1.0
Total non-residential	317,719	34.8	303,694	33.8	258,946	32.9

Construction/land development:
One-to-four family residential	58,447	6.4	67,842	7.5	50,770	6.5
Multifamily	108,801	11.9	111,051	12.3	56,551	7.2
Land development	39,687	4.3	30,055	3.3	22,213	2.8
Total construction/land development	206,935	22.6	208,948	23.1	129,534	16.5

One-to-four family residential:
Permanent owner occupied	135,743	14.9	137,834	15.3	147,912	18.8
Permanent non-owner occupied	113,476	12.4	111,601	12.4	108,905	13.8
Total one-to-four family residential	249,219	27.3	249,435	27.7	256,817	32.6

Business	10,370	1.1	7,938	0.9	6,548	0.8
Consumer	7,878	0.9	6,922	0.8	5,972	0.8
Total loans	913,839	100.0%	900,187	100.0%	787,370	100.0%
Less:
Loans in process ("LIP")	61,735		72,026		58,172
Deferred loan fees, net	2,178		2,167		2,244
ALLL	11,158		10,951		9,471
Loans receivable, net	$838,768		$815,043		$717,483

Concentrations of credit:
Construction loans as % of risk- based capital	111.7%		105.9%		87.1%
Non-owner occupied commercial real estate as % of risk-based capital	441.2%		428.8%		386.7%

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Measures

	At or For the Quarter Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2017	2016	2016	2016	2016
	(Dollars in thousands, except per share data)
Performance Ratios:
Return on assets	0.91%	1.12%	1.00%	0.60%	0.76%
Return on equity	6.76	8.58	6.39	3.41	4.34
Dividend payout ratio	26.09	20.62	27.38	51.81	42.04
Equity-to-assets ratio	13.37	13.31	14.06	16.96	18.01
Interest rate spread	3.51	3.53	3.51	3.49	3.31
Net interest margin	3.64	3.65	3.64	3.63	3.46
Average interest-earning assets to average interest-bearing liabilities	114.74	113.75	117.43	118.96	118.86
Efficiency ratio	64.57	57.96	54.69	68.29	69.88
Noninterest expense as a percent of average total assets	2.35	2.17	2.01	2.53	2.41
Book value per common share	$12.84	$12.63	$12.70	$12.71	$12.52

Capital Ratios: (1)
Tier 1 leverage ratio	11.57%	11.17%	11.37%	12.02%	11.81%
Common equity tier 1 capital ratio	14.39	14.36	13.13	14.42	15.55
Tier 1 capital ratio	14.39	14.36	13.13	14.42	15.55
Total capital ratio	15.64	15.61	14.38	15.67	16.80

Asset Quality Ratios: (2)
Nonperforming loans as a percent of total loans	0.07%	0.10%	0.12%	0.14%	0.14%
Nonperforming assets as a percent of total assets	0.27	0.31	0.32	0.34	0.47
ALLL as a percent of total loans	1.31	1.32	1.28	1.30	1.30
ALLL as a percent of nonperforming loans	1,853.49	1,276.34	1,025.72	935.30	898.92
Net charge-offs (recoveries) to average loans receivable, net	(0.00)	(0.01)	0.00	(0.01)	(0.02)

Allowance for Loan Losses:
ALLL, beginning of the quarter	$10,951	$11,006	$10,134	$9,471	$9,463
Provision (recapture of provision)	200	(100)	900	600	(100)
Charge-offs	-	(37)	(28)	-	(19)
Recoveries	7	82	-	63	127
ALLL, end of the quarter	$11,158	$10,951	$11,006	$10,134	$9,471

(1) Capital ratios are for First Financial Northwest Bank only.
(2) Loans are reported net of undisbursed funds.

FIRST FINANCIAL NORTHWEST, INC. AND SUBSIDIARIES
Key Financial Measures (continued)

	At or For the Quarter Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2017	2016	2016	2016	2016
	(Dollars in thousands)
Yields and Costs:
Yield on loans	4.93%	4.92%	4.92%	5.00%	5.15%
Yield on investments available-for-sale	2.66	2.49	2.36	2.27	2.10
Yield on interest-earning deposits	0.74	0.59	0.53	0.48	0.52
Yield on FHLB stock	4.14	2.57	2.10	2.89	3.16
Yield on interest-earning assets	4.52	4.47	4.42	4.39	4.25

Cost of deposits	1.00	0.97	0.95	0.91	0.93
Cost of FHLB borrowings	1.05	0.83	0.79	0.89	0.98
Cost of interest-bearing liabilities	1.01	0.94	0.91	0.90	0.94

Average Balances:
Loans	$825,251	$845,276	$804,014	$726,109	$687,102
Investments available-for-sale	128,993	132,077	133,258	133,813	130,332
Interest-earning deposits	24,233	25,082	28,275	39,167	88,383
FHLB stock	8,034	10,205	8,483	6,097	6,034
Total interest-earning assets	$986,511	$1,012,640	$974,030	$905,186	$911,851

Deposits	$688,298	$664,416	$646,658	$637,781	$644,282
Borrowings	171,500	225,848	182,804	123,148	122,884
Total interest-bearing liabilities	$859,798	$890,264	$829,462	$760,929	$767,166

Average assets	$1,046,473	$1,071,597	$1,034,811	$963,188	$970,431
Average stockholders' equity	$140,546	$139,658	$161,690	$169,177	$170,451